Exhibit 2.1

         Purchase and Sale Agreement Relating to Partnership Interests in Fresh Air Solutions, L.P. by and between ICC Desiccant Technologies, Inc. and Wilshap Investments, LLC dated as of October 14, 1998.

                           PURCHASE AND SALE AGREEMENT


                      RELATING TO PARTNERSHIP INTERESTS IN


                            FRESH AIR SOLUTIONS, L.P.


                                 BY AND BETWEEN


                        ICC DESICCANT TECHNOLOGIES, INC.


                                       AND

                            WILSHAP INVESTMENTS, LLC

                                October 14, 1998

                                TABLE OF CONTENTS

SECTION 1. PURCHASE AND SALE OF PARTNERSHIP INTERESTS..........................2
   The Purchased Interests.....................................................2
   Purchase Price..............................................................2
   Assumption of Liabilities...................................................2
   Escrowed Funds..............................................................4
   Allocation of Purchase Price................................................4
SECTION 2. THE CLOSING.........................................................4
   The Closing.................................................................4
   Deliveries at the Closing...................................................4
SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER............................4
SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER.............................6
SECTION 5. PRE-CLOSING COVENANTS...............................................8
   General.....................................................................8
   Notices and Consents........................................................8
   Notice of Development.......................................................8
SECTION 6. POST-CLOSING COVENANTS..............................................8
   Further Assurances..........................................................8
   Litigation Support..........................................................8
   Transition..................................................................9
   Amendment to Company's Articles of Incorporation............................9
   Right of First Refusal......................................................9
   Come Along Rights..........................................................10
   No Board Representation....................................................10
   No Capital Requirements....................................................11
   `34 Act Compliance and Regulatory Filings..................................11
   Insurance..................................................................11
   Employee Benefit Plans.....................................................11
SECTION 7. CONDITIONS TO OBLIGATION TO CLOSE..................................11
   Conditions to Obligation of the Buyer......................................11
   Conditions to Obligation of the Sellers....................................13
SECTION 8. REMEDIES FOR BREACHES OF THIS AGREEMENT............................14
   Survival of Representations and Warranties.................................14
   Indemnification Provisions for Benefit of the Buyer........................15
   Indemnification Provisions for Benefit of the Seller and ICC...............15
   Matters Involving Third Parties............................................15
   Determination of Adverse Consequences......................................16
   Sole Remedy................................................................16
SECTION 9. MISCELLANEOUS......................................................17
   Press Releases and Public Announcements....................................17
   No Third-Party Beneficiaries...............................................17
   Entire Agreement...........................................................17
   Succession and Assignment..................................................17


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   Counterparts...............................................................17
   Headings...................................................................17
   Notices....................................................................17
   Governing Law..............................................................18
   Amendments and Waivers.....................................................18
   Remedies Cumulative........................................................19
   Enforceability.............................................................19
   Expenses...................................................................19
   Construction...............................................................19
   Incorporation of Exhibits, Appendices, and Schedules.......................19
   Specific Performance.......................................................19



APPENDICES
           Appendix I           Definitions Appendix
           Appendix II          Disclosure Schedule (Seller)
           Appendix III         Disclosure Schedule (Buyer)
           Appendix III-A       Most Recent Financial Statements


EXHIBITS
           Exhibit A  Form of Promissory Note

                           PURCHASE AND SALE AGREEMENT
         RELATING TO PARTNERSHIP INTERESTS IN FRESH AIR SOLUTIONS, L.P.


         This Purchase and Sale Purchase Agreement Relating to Partnership Interests in Fresh Air Solutions, L.P. (the "Agreement") is entered into on October 14, 1998, by and between ICC Desiccant Technologies, Inc. (the "Seller"), a Delaware corporation and wholly-owned subsidiary of ICC Technologies, Inc., a Delaware corporation ("ICC"), and Wilshap Investments, LLC, a Delaware limited liability company ("Buyer"). The Seller and Buyer are sometimes collectively referred to herein as the "Parties."

                                   BACKGROUND


         The Seller is the sole general partner of Fresh Air Solutions, L.P., a Pennsylvania limited partnership ("FAS"), which is engaged in the business of developing, manufacturing and distributing desiccant-based climate control systems ("FAS Business"). In addition to its 1% general partnership interest in FAS, Seller's principal assets consist of an 89% limited partnership interest in FAS and a 20% limited partnership interest in Engelhard Hexcore, L.P., a Delaware limited partnership ("Hexcore"). Hexcore is engaged in the business of designing, manufacturing, assembling, marketing and selling products fabricated from honeycomb substrate, and any and all rotors or wheels or similar products used in climate control systems. The sole general partner of Hexcore is Engelhard DT, Inc. ("Engelhard DT"), a Delaware corporation and wholly-owned subsidiary of Engelhard Corporation ("Engelhard"). Engelhard DT also holds a 79% limited partnership interest as the other limited partner of Hexcore and a 10% limited partnership interest in FAS.

         Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, its entire 1% general partnership interest in FAS and a 56.6% limited partnership interest in FAS (such partnership interests are collectively referred to herein as the "Partnership Interests"), and Seller desires to withdraw as a general partner of FAS and Buyer desires to be admitted as the sole general partner of FAS and as a limited partner of FAS, subject to the terms and conditions set forth in this Agreement (the "Transaction").

         Certain of the principals of Buyer have been serving as executives of the Seller and FAS or their respective predecessors for approximately three years, and have been serving as control persons of Seller and FAS since at least November 18, 1997.

         Initially capitalized terms not defined elsewhere in the body of this Agreement shall have the respective meanings given to such terms in the Definitions Appendix attached as Appendix I to this Agreement. Accounting terms not defined in the body of this Agreement or in the Definitions Appendix shall have the respective meanings given to such terms under GAAP.

         NOW, THEREFORE, in consideration of the premises, the mutual promises and representations, warranties, and covenants contained herein, and intending to be legally bound hereby, the Parties agree as follows:


             SECTION 1. PURCHASE AND SALE OF PARTNERSHIP INTERESTS.

         (a) Purchased Interests. Subject to the terms and conditions of this Agreement, at Closing, the Seller shall sell, transfer, convey and deliver to the Buyer all of its right, title and interest in the Partnership Interests free and clear of any and all liens, charges, Security Interests or encumbrances of any nature (collectively, the "Encumbrances"), except any Encumbrances related to the Assumed Liabilities.

         (b) Purchase Price. Buyer agrees to pay or cause to be paid $1,500,000 to Seller at Closing ("Purchase Price") in consideration for the transfer by the Seller to the Buyer of the Partnership Interests and the covenants and other provisions set forth herein, which purchase price is payable as follows:

                  (i) Buyer shall pay Seller $1,125,000, less the dollar amount of the Escrowed Funds, by wire transfer of immediately available funds in accordance with Seller's instructions (the "Cash Payment"); and

                  (ii) Buyer shall cause FAS to pay Seller $375,000 by delivery of a promissory note in the form attached hereto as Exhibit A (the "Note") and made a part hereof.

         (c) Assumption of Liabilities.

                  (i) Buyer shall as part of the consideration for the transfer and sale of the Partnership Interests and otherwise in accordance with the Transaction, assume, pay, perform and discharge (A) all Liabilities of Seller, in its capacity as the general partner of FAS or otherwise relating to or arising out of the FAS Business, and FAS known by William A. Wilson or Manfred Hanuschek, whether or not disclosed on the Most Recent Balance Sheets or Seller's or Buyer's Disclosure Schedules (hereinafter defined) and regardless of when they arose, (B) all Liabilities of Seller, in its capacity as the general partner of FAS or otherwise relating to or arising out of the FAS Business, and FAS which arose on or after November 18, 1997, whether or not known by ICC, Seller or Buyer or any of their respective principals, and (C) all Liabilities of ICC relating to or arising out of the FAS Business known by William A. Wilson or Manfred Hanuschek (whether or not disclosed on the Most Recent Balance Sheets or Seller's or Buyer's Disclosure Schedules and regardless of when they arose) or which arose on or after November 18, 1997 (whether or not known by ICC, Seller or Buyer or any of their respective principals), including, without limitation, the following specific Liabilities in accordance with their respective terms, as such exist on the date hereof or as such are incurred in the Ordinary Course of Business between the date hereof and the Closing Date but only insofar as such Liabilities come within the meaning of clauses (A), (B) or
(C) above (collectively, the "Assumed Liabilities"):

                    (1) any and all Liabilities that ICC and the Seller have
               under or associated with the Mellon Loan, adjusted as of the Closing Date;

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


                    (2) any and all Liabilities that ICC and the Seller have
               under or associated with the Hatboro Lease;

                    (3) any and all Liabilities that ICC and the Seller have
               under or associated with the Arsenal Lawsuit;

                    (4) the Balance Sheet Liabilities, adjusted as of the
               Closing Date;

                    (5) any and all Liabilities for Seller's and FAS' employee wages, salaries, payroll taxes and accrued, earned and deferred vacations or sick pay;

                    (6) any and all Liabilities for the obligations of ICC,
               Seller and FAS under the contracts, agreements, commitments and equipment leases related to or arising out of the FAS Business;

                    (7) any and all Liabilities of ICC, Seller and FAS related to or arising out of any employment, consulting or similar contract or unemployment compensation benefits or costs, worker's compensation claims, employee pension benefit plans, employee welfare benefit plans, or any other employment plans or policies, related to or arising out of the FAS Business, including, without limitation, that certain Employee Benefits Agreement dated February 27, 1998 by and between Hexcore (as successor to Engelhard/ICC), FAS and ICC;

                    (8) any and all Liabilities of ICC, Seller and FAS under
               Environmental Laws, any costs and expenses of any proceeding relating thereto and any costs and expenses of avoiding any such Liabilities related to or arising out of the ownership, leasing or operation of FAS or the FAS Business;

                    (9) any and all Liabilities of ICC, Seller and FAS arising out of, or related to, warranty claims or product liability claims for products shipped, or services provided, by FAS or its predecessors conducting the FAS Business;

                    (10) any and all Liabilities of ICC, Seller and FAS related to or arising out of the branch office of FAS or its predecessors conducting the FAS Business located in the Republic of South Korea; and

                    (11) any and all Liabilities of ICC, Seller and FAS under
               that certain Royalty Agreement dated February 7, 1994 among Engelhard/ICC, James Coellner and Dean Calton, and under that certain Agreement dated February 27, 1998 among ICC, Seller, ICC Investment, L.P., Engelhard, Engelhard DT, Engelhard/ICC and FAS relating to the resolution of any obligations under such Royalty Agreement.

                  (ii) Except as set forth in subsection 1(c)(i) above, the Buyer shall not, by virtue of its purchase of the Partnership Interests or otherwise in connection with the Transaction, assume or become responsible for any Liabilities whatsoever, whether or not related to the FAS Business.


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

                  (iii) Notwithstanding anything herein to the contrary, Buyer shall not assume or be responsible for, and the term "Assumed Liabilities" shall not include, any federal, state or local tax Liability of ICC or Seller (a) related to the restructuring transactions described and agreed to in that certain Master Agreement among ICC Technologies, Inc., ICC Desiccant Technologies, Inc., ICC Investment L.P., Engelhard Corporation, Engelhard DT, Inc. and Engelhard/ICC dated as of November 17, 1997 and consummated on or about February 27, 1998 (the "Restructuring"), or (b) incurred by Seller or ICC as a result of the transaction contemplated by this Agreement, provided, however, that, at Seller's election, Buyer shall pay one half of any Federal Alternative Minimum Tax (the "AMT") owed by Seller in connection with the Restructuring up to a maximum of $100,000 pursuant to the following terms and conditions: Buyer shall cause FAS to pay such portion of the AMT by delivery of a note dated the date of the tax payment payable over a three year period, Buyer shall guaranty 60% of such note, and Seller will credit Buyer with Buyer's pro rata portion of any tax credit that Seller obtains in connection with the payment of the AMT.

         (d) Escrowed Funds. The Parties acknowledge that Buyer previously deposited with Mesirov Gelman Jaffe Cramer & Jamieson, LLP ("Escrow Agent") the sum of $250,000 to be held by the Escrow Agent subject to the terms of a certain letter agreement dated September 29, 1998 between William A. Wilson and Seller. Such sums deposited with the Escrow Agent shall hereafter be referred to as the "Escrowed Funds."

         (e) Allocation of Purchase Price. The Purchase Price shall be allocated among the assets of FAS based upon the fair market values of such assets as determined by the mutual agreement of the Parties.

                            SECTION 2. THE CLOSING.

         (a) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Mesirov Gelman Jaffe Cramer & Jamieson, LLP, 1735 Market Street, Philadelphia, Pennsylvania, commencing at 9:00 a.m. local time on the date hereof (the "Closing Date"). The Parties hereby acknowledge that the Closing is taking place upon the execution and delivery of this Agreement by the Parties.

         (b) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, and (ii) the Buyer will deliver to the Sellers the Purchase Price and the various certificates, instruments, and documents referred to in Section 7(b) below. All of the foregoing deliveries will be deemed to be made simultaneously and none shall be deemed completed until all have been completed.

              SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER.


         The Seller represents and warrants to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedules (the "Seller's Disclosure Schedules") delivered by the Seller to the Buyer on the date hereof and attached as Appendix II to this Agreement. The Seller's Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein, provided the Seller's Disclosure Schedules identify the exception with reasonable particularity and describe the relevant facts in reasonable detail. The Seller's Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.


         Accordingly, Seller represents and warrants to the Buyer as follows:

                  (a) Organization, Qualification, and Corporate Power. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Seller has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

                  (b) Authorization of Transaction. Seller has full corporate power and authority to execute and deliver this Agreement and to perform Seller's obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions, except as such enforcement may be limited by Equitable Principles. Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any other parties which has not already been obtained in order to consummate the transactions contemplated by this Agreement.

                  (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of its certificate of incorporation or bylaws, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of Seller's assets is subject.


                  (d) Title. The Seller is the sole true and lawful beneficial and record owner of the Partnership Interests. Upon delivery of the Partnership Interests with evidence of such delivery acceptable to the Buyer and the other documents required to be delivered by Seller under Section 7 hereof and payment by the Buyer of the Purchase Price and the other documents required to be delivered by Buyer under Section 7 hereof, the Seller will convey to the Buyer good and valid title to the Partnership Interests, in accordance with the terms of the Fresh Air Solutions, L.P. Limited Partnership Agreement, dated February 27, 1998 (the "FAS Partnership Agreement"), free and clear of any and all Encumbrances, except any Encumbrances related to the Assumed Liabilities.

                  (e) Brokers' Fees. Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

                  (f) Authority of General Partner. Upon effectuation of the transfer and sale of the general partnership interest in FAS by Seller at Closing, in accordance with the terms of the FAS Partnership Agreement, the general partner of FAS has the right to pledge the assets of FAS to secure the repayment of any loan made to FAS by any party, including the general partner or an Affiliate of the general partner of FAS, and the transfer and sale of the general partnership interest in FAS by Seller to Buyer hereunder will permit Buyer to do all the acts that the Seller, as general partner of FAS, is permitted to do under the FAS Partnership Agreement.

                  (g) Liabilities. To the knowledge of the President and the Chief Financial Officer of ICC, there are no material Liabilities of ICC, FAS or Seller other than (i) as reflected on the Most Recent Balance Sheets or as incurred in the Ordinary Course of Business between the dates thereof and the Closing Date, (ii) as expressly contemplated under Sections 1(c)(i)(1), (2),
(3), (4), (7), (10) or (11) above, or (iii) as described in reports and other filings by ICC with the Securities and Exchange Commission under the Securities Act of 1933, as amended ("Securities Act"), and the Securities Exchange Act of 1934, as amended ("Exchange Act").

                  (h) Disclosure. The representations and warranties contained in this Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

              SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER.

         The Buyer represents and warrants to the Seller, that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedules (the "Buyer's Disclosure Schedules") delivered by the Buyer to the Seller on the date hereof (and as updated as of and delivered on the Closing
Date) and attached as Appendix III to this Agreement. The Buyer's Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein, provided the Buyer's Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Buyer's Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.


         Accordingly, the Buyer represents and warrants to the Seller as follows:

                  (a) Organization of the Buyer. The Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify would not have a material adverse effect on the Buyer and the conduct of its business.

                  (b) Authorization of Transaction. The Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, except as such enforcement may be limited by Equitable Principles. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any other parties which has not already been obtained in order to consummate the transactions contemplated by this Agreement.


                  (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its certificate of formation or operating agreement, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which the Buyer is bound or to which any of its assets is subject.

                  (d) Brokers' Fees. The Buyer does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.


                  (e) Most Recent Financial Statements. Attached hereto as Appendix III-A are the following financial statements of the Seller (collectively the "Most Recent Financial Statements"): unaudited consolidated balance sheets of Seller and FAS (the "Most Recent Balance Sheets") and unaudited consolidated statements of income of Seller and FAS as of, and for the six months ended, June 30, 1998 and as of, and for eight months ended August 31, 1998, which have been prepared by the principals of Buyer. The Most Recent Financial Statements have been prepared on a basis consistent with GAAP throughout the periods covered thereby, present fairly the consolidated financial condition of the Seller and FAS as of such date, present fairly the consolidated results of operations of the Seller and FAS for such period, and are correct and complete and consistent with the books and records of the Seller and FAS (which books and records are correct and complete in all material respects).

                  (f) Liabilities. To the knowledge of William A. Wilson and Manfred Hanuschek, there are no material Liabilities of ICC, FAS or Seller other than (i) as reflected on the Most Recent Balance Sheets or as incurred in the Ordinary Course of Business between the dates thereof and the Closing Date, (ii) as expressly contemplated under Sections 1(c)(i)(1), (2), (3), (4), (7), (10) or
(11) above, or (iii) as described in reports and other filings by ICC with the Securities and Exchange Commission under the Securities Act and the Exchange Act.

                  (g) Disclosure. The representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this
Section 4 not misleading.

                       SECTION 5. PRE-CLOSING COVENANTS.

         The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

                  (a) General. Each of the Parties will use his or its reasonable best efforts and take all action and do all things reasonably necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

                  (b) Notices and Consents. Each of the Parties will give any notices to, make any filings with, and use his or its best efforts to obtain any authorizations, consents, and approvals of third parties, governments and governmental agencies necessary or desirable in connection with the consummation of the transactions contemplated by this Agreement.

                  (c) Notice of Development. Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its representations and warranties under Section 3, in the case of Seller, or under Section 4, in the case of Buyer. No disclosures by any Party pursuant to this Section 5(c), however, shall be deemed to amend or supplement such Party's disclosure schedules or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

                       SECTION 6. POST-CLOSING COVENANTS.

         The Parties agree as follows after the Closing:

                  (a) Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Seller acknowledges and agrees that from and after the Closing the Buyer may from time to time request copies of all documents, books, records, Tax records, agreements and financial data of any sort relating to the Seller and FAS, and the Seller shall promptly make available copies of the same related to the period before the Closing to the Buyer following receipt by the Seller of a written request therefor. Buyer acknowledges and agrees that the Seller will be entitled to possession of all original documents, books, records, Tax records, agreements and financial data of any sort relating to the Seller or FAS for the period prior to the Closing.

                  (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Seller, the other Party or Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Section 8 below).

                  (c) Transition. Neither the Seller nor the Buyer will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Seller from maintaining the same business relationships with the Buyer or FAS after the Closing as it maintained with the Seller or FAS prior to the Closing. Seller will refer all customer inquiries relating to the businesses of the Seller or FAS to the Buyer from and after the Closing.

                  (d) Amendment to Seller's Articles of Incorporation. Seller shall amend its Certificate of Incorporation changing its name from "ICC Desiccant Technologies, Inc." to a name which is not substantially similar to the current name of the Seller, within ten (10) days following Closing.

                  (e) Right of First Refusal.

                    (i) If at any time following Closing Seller desires to
               Transfer any or all of its remaining limited partnership interest in FAS ("Seller's Remaining FAS Interest"), Seller shall give written notice of such offer (the "Transfer Notice") to Buyer. The Transfer Notice shall state the terms and conditions of such offer, including the name of the prospective purchaser, the proposed purchase price for such Seller's Remaining Interest ("Offer Price"), payment terms (including a description of any proposed non-cash consideration ), the type of disposition and the percentage of Seller's Remaining Interest to be transferred (("Offered Interest"). The Transfer Notice shall further state
               (A) that the Buyer or its designee may acquire any of the Offered Interest for the price and upon the other terms and conditions, including deferred payment (if applicable), set forth in the offer and in accordance with the terms of this Section 6(e), and
               (B) that the Buyer or its designee may not purchase any of such Offered Interest unless the Buyer or its designee purchases all of such Offered Interest.

                    (ii) For a period of thirty (30) days after receipt of the
               Transfer Notice (the "Option Period"), the Buyer or its designee may, by notice in writing to the Seller, elect in writing to purchase all, but not less than all, of the Offered Interest at the Offer Price. The closing of the purchase of Offered Interest pursuant to this Section 6(e) shall take place at the principal office of the Seller on the tenth (10th) day after the expiration of the Option Period. At such closing, the Buyer or its designee shall deliver to the Seller against delivery of reasonably satisfactory evidence of transfer of the Offered Interest being acquired by the Buyer or its designee, the Offer Price, on the same terms as set forth in the Transfer Notice (including any non-cash consideration described therein), payable in respect of the Offered Interest being purchased by the Buyer or its designee. All of the foregoing deliveries will be deemed to be made simultaneously and none shall be deemed completed until all have been completed.

                    (iii) If the Buyer or its designee does not elect to
               purchase all of the Offered Interest, all, but not less than all, of the Offered Interest may be Transferred, but only in accordance with the terms of the Transfer Notice, within sixty
               (60) days after expiration of the Option Period, after which, if the Offered Interest has not been Transferred, all restrictions contained herein shall again be in full force and effect.

                  (f) Come Along Rights.

                    (i) If at any time following Closing Buyer desires to
               Transfer any or all of its partnership interest in FAS, Buyer shall give prior written notice of such intended Transfer to Seller. Such notice (the "Participation Notice") shall set forth the terms and conditions of such proposed Transfer, including the name of the prospective transferee, the percentage general and/or limited partnership interest in FAS proposed to be transferred (the "Participation Interest") by Buyer, the purchase price proposed to by paid therefor and the payment terms and type of transfer to be effectuated. Such Participation Notice shall state that Seller or its designee may participate in such proposed Transfer on the same terms and conditions as Buyer in accordance with the terms set forth in subsection 6(f)(ii) below.

                    (ii) For a period of thirty (30) days after receipt of the
               Participation Notice ("Participation Period"), Seller or its designee may by notice in writing to Buyer elect to participate in such proposed Transfer (upon the same terms and conditions as the Buyer) up to that percentage of Seller's Remaining FAS Interest owned by Seller as shall equal the product of (A) a fraction, the numerator of which is the percentage of Seller's Remaining FAS Interest owned by Seller as of the date of such proposed Transfer and the denominator of which is the percentage of aggregate general and limited partnership interests actually owned as of the date of such Participation Notice by the Buyer and Seller, respectively, multiplied by (B) the Participation Interest. The Participation Interest to be sold by Buyer shall be reduced to the extent necessary to provide for such sale of Seller's Remaining FAS Interest by Seller.

                    (iii) At the closing of any proposed Transfer in respect of which a Participation Notice has been delivered, Seller, together with Buyer, shall deliver to the proposed transferee reasonable evidence of transfer of the percentage partnership interests in FAS to be sold thereto and shall each receive in exchange therefor the consideration to be paid or delivered by the proposed transferee in respect of such partnership interests as described in the Participation Notice.

                    (iv) If the Seller or its designee does not elect to sell
               any of its Remaining FAS Interest, all, or any portion of, the Participation Interest may be Transferred by Buyer, but only in accordance with the terms of the Participation Notice, within sixty (60) days after expiration of the Participation Period, after which, if all of the Participation Interest has not been Transferred, all restrictions contained herein shall again be in full force and effect.

                  (g) No Board Representation. Following the Closing, neither ICC nor the Seller shall have the right to have any representatives elected to the Board of Directors or other governing body of Buyer.

                  (h) No Capital Requirements. Following the Closing, neither ICC, Seller nor Rare Medium, Inc., a New York corporation and wholly-owned subsidiary of ICC, shall have any obligation to invest in, loan to, or otherwise be responsible for any obligations of, FAS, Buyer or Hexcore.

                  (i) '34 Act Compliance and Regulatory Filings. Following the Closing, the Buyer shall timely provide such financial and other information relating to FAS and the FAS Business which is requested by Seller and ICC from time to time, and otherwise cooperate with Seller and ICC, to enable ICC to comply with its disclosure obligations and filing requirements under the Exchange Act and other securities laws, or as may be required to comply with other governmental regulations, or as otherwise may be required in conducting the Ordinary Course of Business from time to time.

                  (j) Insurance. Upon Closing and for a period of at lease three years thereafter, Buyer shall maintain in effect all general liability, property, workers compensation, environmental and other insurance policies under which ICC and Seller are currently named as insured persons, maintain the types and amounts of coverage under such insurance policies and shall cause ICC and Seller to continue to be named as insured persons under all such policies during such period.

                  (k) Employee Benefit Plans.Within 30 days of the Closing Date, Seller shall cause ICC to use its best efforts to transfer sponsorship of each of the ICC Technologies 401(k) profit sharing plan and the ICC Technologies cafeteria plan and any other welfare plan offered to employees of FAS (collectively, the "Plans") to Buyer or FAS, and Buyer shall, or shall cause FAS to, become the sponsor and adopt such Plans for continued participation in such Plans by the employees of FAS. Buyer shall undertake the administration of such Plans during the period following the Closing Date through the effectuation of such transfer of sponsorship. In the event that ICC is unable for any reason to effectuate the transfer of sponsorship of the Plans, then Buyer shall, consistent with its obligations under applicable law, cause FAS to adopt such profit sharing and medical, dental, cafeteria and other welfare plans as Buyer chooses and ICC shall at its option, consistent with its obligations under applicable law, terminate the Plans.

                  SECTION 7. CONDITIONS TO OBLIGATION TO CLOSE.

                  (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions:

                    (i) the representations and warranties set forth in Section
               3 above shall be true and correct in all material respects at and as of the Closing Date;

                    (ii) Seller shall have performed and complied with all of
               its covenants and agreements hereunder in all material respects through the Closing;

                    (iii) no action, suit, or proceeding shall be pending or
               threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Partnership Interests, or (D) affect adversely the right of the Seller or Buyer to own its respective assets and to operate its respective businesses and acquire additional businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                    (iv) the Seller shall have delivered to the Buyer a
               certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iii) is satisfied in all respects;

                    (v) immediately prior to the Closing the Seller shall have assigned to FAS its 20% limited partnership interest in Hexcore ("Hexcore Interest") pursuant to an Assignment and Assumption of Hexcore Partnership Interest Agreement, in a form reasonably satisfactory to Buyer and Buyer's counsel, and Seller shall have delivered a fully executed copy thereof, which assignment shall have been consented to in writing by Engelhard;

                    (vi) the Seller shall have delivered to Buyer an executed
               Assignment and Assumption of FAS Partnership Interest Agreement transferring the Partnership Interests to Buyer in a form reasonably satisfactory to Buyer and Buyer's counsel, which assignment shall have been consented to in writing by Engelhard;

                    (vii) Seller shall have delivered to Buyer an executed
               Admission of Partner/Amendment to Partnership Agreement evidencing the admission of Buyer to FAS as a general partner and a limited partner in FAS, and Seller's withdrawal as a general partner of FAS, in a form reasonably satisfactory to Buyer and Buyer's counsel, which agreement shall be acknowledged in writing by Engelhard;

                    (viii) prior to or simultaneous with the Closing of the
               Transaction contemplated hereby, Engelhard shall have entered into a legally binding agreement with FAS in accordance with the terms of that certain letter agreement dated June 12, 1998, as amended by a letter agreement dated September 2, 1998 (the "Engelhard Letter Agreement"), the terms of which have been disclosed by the principals of Buyer to Seller and ICC;

                    (ix) the Buyer's Members and each of Seller's and ICC's
               Board of Directors and Seller's sole stockholder, ICC shall have approved the transactions set forth herein;

                    (x) an opinion of Seller's counsel that all approvals
               legally required to be obtained by Seller to consummate the Transaction contemplated hereby have been obtained, which opinion is in a form reasonably satisfactory to Buyer's counsel; and

                    (xi) all actions to be taken by the Seller in connection
               with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer.

         The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

                  (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                    (i) the representations and warranties set forth in Section
               4 above shall be true and correct in all material respects at and as of the Closing Date;


                    (ii) the Buyer shall have performed and complied with all of its covenants and agreements hereunder in all material respects through the Closing.


                    (iii) no action, suit, or proceeding shall be pending or
               threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                    (iv) the Buyer shall have delivered to the Seller a
               certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

                    (v) immediately prior to the Closing the Seller shall have assigned to FAS its Hexcore Interest pursuant to an Assignment and Assumption of Hexcore Partnership Interest Agreement referenced in Section 7(a)(v) above, in a form reasonably satisfactory to Seller and Seller's counsel, which assignment shall have been consented to in writing by Engelhard;

                    (vi) Each of Seller's and ICC's Board of Directors, Seller's
               sole stockholder, ICC and Buyer's Members shall have approved the transaction described in this Agreement;

                    (vii) the Buyer shall have executed and delivered to Seller the Assignment and Assumption of FAS Partnership Interest Agreement referenced in Section 7(a)(vi) above in a form satisfactory to Seller;

                    (viii) the Buyer shall have executed and delivered to Seller an Assignment and Assumption of Liabilities Agreement evidencing Buyer's assumption of the Assumed Liabilities in a form reasonably satisfactory to Seller;

                    (ix) the Buyer shall have executed and delivered to Seller the Admission of Partner/Amendment of Partnership Agreement referenced in Section 7(a)(vii) reasonably satisfactory to Seller;

                    (x) prior to or simultaneous with the Closing of the
               Transaction contemplated hereby, Engelhard shall have entered into a legally binding agreement with FAS in accordance with the terms of the Engelhard Letter Agreement, the terms of which have been disclosed by the principals of Buyer to Seller and ICC;

                    (xi) ICC and Seller shall have received, in form and
               substance satisfactory to ICC and Seller, a release of Seller's Liabilities under the Mellon Loan (or in the absence thereof, the personal indemnification of Seller by William A. Wilson) and a release of ICC's and Seller's Liabilities under the Hatboro Lease;

                    (xii) ICC and Seller shall have received, in form and
               substance satisfactory to ICC, a release of any and all Liabilities of ICC and Seller to Engelhard, except for those Liabilities which relate to ICC's or Seller's ability to buy desiccant wheels from an entity other than Engelhard;

                    (xiii) ICC and Seller shall have received a Fairness
               Opinion, in form and substance and from a financial institution satisfactory to ICC and Seller, that the consideration to be received by Seller from Buyer in the Transaction is fair from a financial point of view;

                    (xiv) William A. Wilson shall have resigned as a director,
               President and Chief Executive Officer of Seller;

                    (xv) William A. Wilson, individually and as an officer of
               Seller and FAS, shall have delivered to Seller a certificate, in a form reasonably satisfactory to Seller, certifying as to the accuracy in all material respects of the Most Recent Financial Statements; and

                    (xvi) all actions to be taken by the Buyer in connection
               with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Seller.

         The Seller may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing.

               SECTION 8. REMEDIES FOR BREACHES OF THIS AGREEMENT.

                  (a) Survival of Representations and Warranties. All of the respective representations, warranties and covenants of each of the Seller and Buyer contained in this Agreement shall survive the Closing hereunder and continue in full force and effect for a period of twelve months thereafter, provided, however, nothing herein shall be construed to cause the termination of the agreements set forth in Sections 1 and 6 and this Section 8 (including, without limitation, Buyer's obligation to pay or cause to be paid the Purchase Price as set forth in Section 1(b) and Buyer's assumption of the Assumed Liabilities pursuant to Section 1(c)) upon expiration of such twelve month period, which agreements shall remain in full force and effect thereafter.

                  (b) Indemnification Provisions for Benefit of the Buyer In the event the Seller breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to
Section 9(g) below within such survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach or the alleged breach. Notwithstanding anything contained herein to the contrary, the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, or relating to, any Liabilities which are not Assumed Liabilities as defined under Section 1(c) and the other agreements referenced in the proviso to Section 8(a) above, without reference to any survival period set forth herein.


                  (c) Indemnification Provisions for Benefit of the Seller and ICC. In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that the Seller or ICC makes a written claim for indemnification against the Buyer pursuant to Section 9(g) below within such survival period, then the Buyer agrees to indemnify the Seller and ICC from and against the entirety of any Adverse Consequences the Seller or ICC may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller or ICC may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach or the alleged breach. Notwithstanding anything contained herein to the contrary, the Buyer agrees to indemnify the Seller and ICC from and against the entirety of any Adverse Consequences the Seller or ICC may suffer resulting from, arising out of, or relating to, any of the Assumed Liabilities and the other agreements referenced in the proviso to Section 8(a) above, without reference to any survival period set forth herein.

                  (d) Matters Involving Third Parties.

                    (i) If any third party shall notify any Party (the
               "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this
               Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced thereby.

                    (ii) Any Indemnifying Party will have the right to defend
               the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively, competently and diligently.

                    (iii) As long as the Indemnifying Party is conducting the
               defense of the Third Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                    (iv) In the event any of the conditions in Section 8(d)(ii)
               above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith),
               (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs, fees and expenses (including attorneys' and other professional fees) of defending against the Third Party Claim, and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.


         (e) Determination of Adverse Consequences. Adverse Consequences shall include interest at the Applicable Rate from the date the Adverse Consequence is incurred to the date the Adverse Consequence has been paid. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.


         (f) Sole Remedy. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have with respect to the transactions contemplated by this Agreement, except that the foregoing indemnification provisions shall be the sole remedy that the Buyer may have against the Seller with respect to the transactions contemplated by this Agreement.

                           SECTION 9. MISCELLANEOUS.

         (a) Press Releases and Public Announcements. Following the date hereof, neither Seller nor Buyer shall issue any press release or make any public announcement relating to the subject matter of the transaction described herein without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

         (b) No Third-Party Beneficiaries. Except with respect to the rights and remedies conferred upon ICC under Sections 1(c), 6(i) and (j), and 8(c), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof. No Party has made any representations to any other Party or otherwise induced any party to enter into this Agreement other than as set forth in writing in this Agreement and the documents referred to herein.

         (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller.

         (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent by a nationally recognized overnight courier service which provides a receipt for delivery, and addressed to the intended recipient as set forth below:

   If to Seller:                          Copy to:

   ICC Desiccant Technologies, Inc.       Robert Lewis, Esq.
   c/o ICC Technologies, Inc.             Rare Medium, Inc.
   44 West 18th Street, 6th Floor         44 West 18th Street, 6th Floor
   New York, NY  10011                    New York, NY  10011
   Att: Glenn S. Meyers, President

                                          and

                                          Richard P. Jaffe, Esquire
                                          Mesirov Gelman Jaffe Cramer &
                                          Jamieson, LLP
                                          1735 Market Street, Suite 3800
                                          Philadelphia, PA  19103-7598

   If to Buyer:                           Copy to:

   Wilshap Investments, LLC               Justin Klein, Esquire
   330 South Warminster Road              Ballard Spahr Andrews & Ingersoll, LLP
   Hatboro, PA  19040                     1735 Market Street, Suite 5100
   Att:  William A. Wilson, President     Philadelphia, PA 19103-7599


         Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

                   (h) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

                  (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  (j) Remedies Cumulative. No remedy conferred upon the Buyer by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by the Buyer in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the Buyer from time to time and as often as may be deemed expedient or necessary by the Buyer in its sole discretion.

                  (k) Enforceability. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

                  (l) Expenses. Each of the Parties will bear its own costs and expenses (including legal, accounting, broker and investment banker and other professional fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

                  (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

                  (n) Incorporation of Exhibits, Appendices, and Schedules. The Exhibits, Appendices, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.


                  (o) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled, at law or in equity.


                  [remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.


                                        ICC DESICCANT TECHNOLOGIES, INC.


                                        By: /s/ Glenn S. Meyers
                                            -------------------------
                                            Glenn S. Meyers
                                            Executive Vice President


                                        WILSHAP INVESTMENTS, LLC



                                        By: /s/ William A. Wilson
                                            --------------------------
                                            William A. Wilson
                                            President

                                   APPENDIX I

                              DEFINITIONS APPENDIX

     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Applicable Rate" means the interest rate charged by Buyer's primary lender or any successor primary lender from time to time.

     "Arsenal Lawsuit" means that certain lawsuit captioned, ICC Desiccant Technologies, Inc., Engelhard DT, Inc. v. Arsenal, Inc., filed in the Court of Common Pleas of Philadelphia County, Pennsylvania.

     "Assumed Liabilities" has the meaning set forth in Section 1(c).

     "Balance Sheet Liabilities" means the Liabilities identified on the Seller's Most Recent Balance Sheets.

     "Buyer" has the meaning set forth in the preface of this Agreement.

     "Buyer's Disclosure Schedules" has the meaning set forth in Section 4 of this Agreement.

     "Cash Payment" has the meaning set forth in Section 1(b)(i) of this Agreement.

     "Closing" has the meaning set forth in Section 2(a) of this Agreement.

     "Closing Date" has the meaning set forth in Section 2(a) of this Agreement.

     "Code" means the Internal Revenue code of 1986, as amended.

     "Environmental Laws" means all Federal, state, local and foreign laws and regulations, codes, orders, decrees, judgments, injunctions or consent orders applicable to the FAS Business, and all notices or requests for information received by Seller or FAS relating to the FAS Business issued, promulgated, approved or entered thereunder relating to public health or safety, worker health or safety, or pollution (including noise and radiation pollution), damage to or protection of the environment including, without limitation, laws relating to emissions, discharges, Releases or threatened Releases (as defined in CERCLA) of pollutants, contaminants, chemicals, or industrial, toxic or Hazardous Substances, or wastes into the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, generation, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or Hazardous Substances, or wastes.

     "Equitable Principles" means bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general principals of equity (whether applied in a proceeding at law or in equity).

     "Escrow Agent" has the meaning set forth in Section 1(d) of this Agreement.

     "Escrowed Funds" has the meaning set forth in Section 1(d) of this Agreement.

     "FAS" has the meaning set forth in the preambles to this Agreement.

     "FAS Business" has the meaning set forth in preambles to this Agreement.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Hatboro Lease" means that certain Agreement of Lease between 330 South Warminster Associates, L.P. and Engelhard/ICC dated February 21, 1997 (which was assigned by Engelhard/ICC to FAS on February 27, 1998).

     "Hazardous Substances" means all Hazardous Substances as defined in CERCLA or in OSHA's Hazardous Communication Standard and petroleum products and waste and all radioactive materials and waste.

     "Hexcore" has the meaning set forth in the preambles to this Agreement.

     "Indemnified Party" has the meaning set forth in Section 8(d) of this Agreement.

     "Indemnifying Party" has the meaning set forth in Section 8(d) of this Agreement.

     "Indemnity Limit" has the meaning set forth in Section 8(b) of this Agreement.

     "Liability" or "Liabilities" means any and all liabilities or obligations (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or uncured, whether liquidated or unliquidated, and whether due or to become due) of any nature, including, without limitation, any liability for Taxes, violation of law, tort, or claims arising under contract.

     "Mellon Loan" means that certain revolving credit loan from Mellon Bank, N.A. to FAS pursuant to a Promissory Note dated February 27, 1998 by and between FAS and Mellon Bank, N.A.

     "Most Recent Balance Sheets" means the Seller's balance sheet dated as of June 30, 1998 and August 31, 1998, as identified in Section 4(e) of this Agreement.

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

     "Most Recent Financial Statements" has the meaning set forth in Section 4(e) of this Agreement.

     "Note" has the meaning set forth in Section 1(b)(ii) of this Agreement.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Parties" has the meaning set forth in the preface of this Agreement.

     "Partnership Interests" or "Interests" has the meaning set forth in the Preface of this Agreement.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, or a government entity (or any department, agency, or political subdivision thereof).

     "Purchase Price" has the meaning set forth in Section 1(b) of this Agreement.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge (including, without limitation, any and all sales or transfer taxes associated with the transfer of the vehicles comprising the Purchased Asset hereunder), or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Seller" has the meaning set forth in the preface of this Agreement.

     "Seller's Disclosure Schedules" has the meaning set forth in Section 3 of this Agreement.

     "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, petroleum, sales, use, fuel, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Third Party Claim" has the meaning set forth in Section 8(d) of this Agreement.

                  "Transfer" shall mean to transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, assign or in any other way encumber or dispose of, directly, a partnership interest in FAS.








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